TECHNE CORPORATION RELEASES UNAUDITED FOURTH QUARTER
                    AND FISCAL YEAR 2013 RESULTS

Minneapolis/August 6, 2013/ Techne Corporation's (NASDAQ:TECH) financial results for the fourth quarter and fiscal year ended June 30, 2013 include the following highlights:

Fourth quarter earnings were $28.4 million or $0.77 per diluted share. Adjusted earnings for the quarter were $30.2 million (an increase of 2.1% from the prior fiscal year period) or $0.82 per diluted share. Adjusted earnings and adjusted earnings per share exclude intangible asset amortization, costs recognized upon the sale of inventory that was written-up to fair value as part of the acquisitions completed in the quarter ended June 30, 2011, professional fees related to an acquisition completed in July 2013, and certain income tax credits.

Earnings for the fiscal year ended June 30, 2013 were $112 million or $3.05 per diluted share. Adjusted earnings for the fiscal year ended June 30, 2013 were $118 million (a decrease of 2.6% from the prior fiscal year) or $3.20 per diluted share. Adjusted earnings and adjusted earnings per diluted share for the fiscal year were impacted by foreign currency fluctuations, which reduced reported sales and gross margins. Adjusted earnings and adjusted earnings per diluted share exclude the acquisition-related and tax items noted above. In addition, fiscal 2012 adjusted earnings and adjusted earnings per diluted share also exclude the impact of impairment charges on certain equity investments and the reversal of deferred tax asset valuation allowances.

Net sales as reported increased 1.0% to $79.5 million for the quarter ended June 30, 2013. Organic sales increased 1.1% in the quarter. Organic sales exclude changes in foreign currency exchange rates. The fourth quarter of fiscal 2012 included the Easter holiday which was in the third quarter of the current fiscal year.

Net sales as reported declined 1.3% to $311 million for the fiscal year ended June 30, 2013. Organic sales, which exclude changes in foreign currency exchange rates, declined 0.4% in the fiscal year. A stronger U.S. dollar as compared to foreign currencies reduced sales by $2.6 million in the fiscal year ended June 30, 2013 from the prior fiscal year.

The Biotechnology segment includes sales made through R&D Systems' Biotechnology Division, R&D Europe, Tocris, R&D China, BiosPacific and Boston Biochem. Biotechnology segment net sales were $73.7 million for the quarter ended June 30, 2013, an increase of 1.0% from $73.0 million for the quarter ended June 30, 2012. Biotechnology net sales were $288 million for the fiscal year ended June 30, 2013, a decrease of 1.8% from $293 million for the fiscal year ended June 30, 2012. Biotechnology sales increased 1.1% and declined 0.8% for the quarter and fiscal year ended June 30, 2013, respectively, excluding changes in foreign currency exchange rates.

The table below shows changes to the components of organic sales for the Biotechnology segment, from the same prior-year periods.

                                Quarter Ended   Fiscal Year Ended
                                    6/30/13          6/30/13
                                -------------   -----------------
U.S. industrial, pharmaceutical
 and biotechnology                   2.6%             (2.6%)
U.S. academic                       (6.8%)            (5.9%)
Europe                               6.8%              0.1%
China                               17.7%             18.9%
Pacific Rim                         (0.1%)             3.5%


The Clinical Controls segment includes sales made through R&D Systems' Clinical Controls Division (formerly Hematology). Clinical Controls net sales for the quarter and fiscal year ended June 30, 2013 were $5.7 million and $22.4 million, increases of 0.7% and 5.3%, respectively, from the comparable prior-year periods.

The gross margin percentage was 74.4% in the quarter ended June 30, 2013 as compared to 74.8% in the comparable prior-year quarter. For the fiscal year ended June 30, 2013 the gross margin percentage decreased to 74.4% from 75.0% in the comparable prior-year period. Gross margins adjusted for costs recognized upon sale of acquired inventory and amortization of intangible assets were 76.6% and 78.0% for the quarters ended June 30, 2013 and 2012, respectively, and 76.8% and 78.4% for the fiscal years ended June 30, 2013 and 2012, respectively, if such costs were excluded in all periods. The decrease in adjusted gross margins for the quarter and fiscal year were primarily caused by lower sales volumes and unfavorable exchange rates.

Selling, general and administrative expenses for the quarter and fiscal year ended June 30, 2013 increased $1.8 million and $1.7 million from the quarter and fiscal year ended June 30, 2012, respectively. Selling, general and administrative expenses for the quarter and fiscal year ended June 30, 2013 included $607,000 of professional fees related to an acquisition of Bionostics Holdings Limited and subsidiaries which closed in July 2013 and $500,000 of professional fees related to design and engineering for a new facility in the UK. A decision was made during the quarter ended June 30, 2013 to pursue other options related to the facilities in the UK. Selling, general and administrative expense for the fiscal year ended June 30, 2013 was also impacted by a decrease of $1.1 million in profit sharing and bonuses compared to the prior fiscal year. The remaining increase in selling, general and administrative expense for the quarter and fiscal year ended June 30, 2013 was mainly the result of increased executive compensation and wages and consulting related to upgrading the Company's website.

Research and development expenses for the quarter and fiscal year ended June 30, 2013 decreased $103,000 (1.4%) and increased $1.3 million (4.8%) from the quarter and fiscal year ended June 30, 2012, respectively. The increase in research and development expenses is mainly due to increases in personnel and supply costs associated with the continuous development and release of new high-quality biotechnology products.

Other non-operating expenses for the quarter and fiscal year ended June 30, 2013 included foreign exchange transaction losses of $21,000 and foreign exchange transaction gains of $339,000, respectively, compared to foreign exchange transaction losses of $897,000 and $1.4 million for the quarter and fiscal year ended June 30, 2012, respectively. Included in other non-operating expenses for the quarter and fiscal year ended June 30, 2013 is a $708,000 gain from the sale of substantially all of the assets of Hemerus Medical, LLC. one of the Company's equity investments. The sale closed in April 2013 and the Company received a $1.1 million distribution at the time of the close and recorded the gain.

The effective tax rate for the quarter and fiscal year ended June 30, 2013 were 30.3% and 29.9% as compared to 32.9% and 30.7% for the same prior-year periods. In January 2013, the U.S. federal credit for research and development was reinstated retroactively for the period of January 2012 through December 2013. As a result, the credit for the January to June 30,
2012 period is included in fiscal year 2013 income tax expense.   Income tax
for the fiscal year ended June 30, 2012 was positively impacted by $3.0 million due to the reversal of a valuation allowance on deferred tax assets related to the excess tax basis in the Company's investments in unconsolidated entities.

The Company's investment in ChemoCentryx, Inc. (CCXI) is included in short-term available for sale investments at June 30, 2013 at a fair-value of $89.6 million. The Company's unrealized gain of $60.2 million on the investment, net of a deferred tax liability of $21.5 million, was included in accumulated other comprehensive income at June 30, 2013.

The Company repurchased 28,300 shares of its common stock during the quarter ended June 30, 2013 for $1.8 million. Approximately $125 million remains available at June 30, 2013 for the repurchase and retirement of shares under the currently open authorization.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Use of Adjusted Financial Measures:

The adjusted financial measures used in this press release quantify the impact the following events had on reported net sales, gross margin percentages, net earnings and earnings per share and the effective tax rate for the quarter and fiscal year ended June 30, 2013 as compared to the reported amounts for the same periods ended June 30, 2012:

  - fluctuations in exchange rates used to convert transactions in foreign currencies (primarily the Euro, British pound sterling and Chinese yuan) to U.S. dollars;

  - professional fees related to the acquisition of Bionostics Holdings Limited and subsidiaries which closed in July 2013.

  - the acquisitions of Boston Biochem, Inc. on April 1, 2011 and Tocris Holdings Ltd. on April 28, 2011, including the impact of amortizing intangible assets and the recognition of costs upon the sale of inventory written-up to fair value;

  - impairment losses related to the Company's investments in unconsolidated entities; and

  - income tax adjustments related to the reversal of valuation allowances on deferred tax assets and the reinstatement of the U.S. credit for research and development expenditures.

These adjusted financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and may be different from adjusted financial measures used by other companies. Adjusted financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We view these adjusted financial measures to be helpful in assessing the Company's ongoing operating results. In addition, these adjusted financial measures facilitate our internal comparisons to historical operating results and comparisons to competitors' operating results. We include these adjusted financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency related to supplemental information we use in our financial and operational analysis.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

                    *  *  *  *  *  *  *  *  *  *  *  *

TECHNE Corporation and Subsidiaries (the Company) are engaged in the development, manufacture and sale of biotechnology products and hematology calibrators and controls. These activities are conducted through the Company's two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England.

R&D Systems is a specialty manufacturer of biological products. R&D Systems has four subsidiaries: BiosPacific, Inc. (BiosPacific), located in Emeryville, California, Boston Biochem, Inc., located in Cambridge, Massachusetts, Bionostics Holdings Limited (Bionostics), operating in Devens, Massachusetts, and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. Boston Biochem is a leading developer and manufacturer of ubiquitin-related research products. Bionostics is a leading supplier of control solutions used in point of care blood glucose and blood gas testing.

R&D China and R&D Europe distribute the Company's biotechnology products. R&D Europe has two subsidiaries: Tocris Holdings Ltd. (Tocris) of Bristol, England and R&D Systems GmbH, a German sales operation. Tocris is a leading supplier of chemical reagents for non-clinical life science research.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854


                         TECHNE CORPORATION
                CONSOLIDATED STATEMENTS OF EARNINGS
                 (In thousands, except per share data)
                               (Unaudited)

                                        QUARTER ENDED    FISCAL YEAR ENDED
                                      6/30/13  6/30/12   6/30/13   6/30/12
                                      -------  -------  --------  --------
Net sales                             $79,475  $78,681  $310,575  $314,560
Cost of sales                          20,358   19,817    79,465    78,756
                                      -------  -------  --------  --------
Gross margin                           59,117   58,864   231,110   235,804
Operating expenses:
 Selling, general and administrative   12,118   10,360    43,384    41,683
 Research and development               7,183    7,286    29,257    27,912
                                      -------  -------  --------  --------
  Total operating expenses             19,301   17,646    72,641    69,595
                                      -------  -------  --------  --------
Operating income                       39,816   41,218   158,469   166,209
Other income (expense):
 Interest income                          670      643     2,646     2,639
 Impairment loss on investments
  in unconsolidated entities                0        0         0    (3,254)
 Other non-operating expense, net         278   (1,244)     (453)   (3,399)
                                      -------  -------  --------  --------
  Total other income (expense)            948     (601)    2,193    (4,014)
                                      -------  -------  --------  --------
Earnings before income taxes           40,764   40,617   160,662   162,195
Income taxes                           12,353   13,376    48,101    49,864
                                      -------  -------  --------  --------
Net earnings                          $28,411  $27,241  $112,561  $112,331
                                      =======  =======  ========  ========
Earnings per share:
 Basic                                $  0.77  $  0.74  $   3.06  $   3.04
 Diluted                              $  0.77  $  0.74  $   3.05  $   3.04
Weighted average common
 shares outstanding:
  Basic                                36,841   36,831    36,836    36,939
  Diluted                              36,897   36,894    36,900    37,006


                                TECHNE CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (In thousands)
                                    (Unaudited)

                                                         6/30/13    6/30/12
                                                        --------   --------
ASSETS
Cash and equivalents                                    $163,786   $116,675
Short-term available-for-sale investments                169,151    152,311
Trade accounts receivable                                 38,183     35,668
Inventory                                                 34,877     38,277
Other current assets                                       3,519      3,576
                                                        --------   --------
  Current assets                                         409,516    346,507
                                                        --------   --------

Available-for-sale investments                           132,376    143,966
Property and equipment, net                              108,756     93,788
Goodwill and intangible assets, net                      124,888    132,158
Other non-current assets                                   2,562      2,905
                                                        --------   --------
  Total assets                                          $778,098   $719,324
                                                        ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses                   $ 13,385   $ 13,836
Payable for pending available-for-sale
 investment purchases                                      6,479      4,429
Income taxes - deferred and current                       12,220     17,485
                                                        --------   --------
  Current liabilities                                     32,084     35,750
Deferred taxes                                             8,473      9,132
Stockholders' equity                                     737,541    674,442
                                                        --------   --------
  Total liabilities and stockholders' equity            $778,098   $719,324
                                                        ========   ========

                               TECHNE CORPORATION
                        RECONCILIATION of ORGANIC SALES
                                  (In thousands)
                                    (Unaudited)

                                        QUARTER ENDED    FISCAL YEAR ENDED
                                      6/30/13  6/30/12   6/30/13   6/30/12
                                      -------  -------  --------  --------
Net sales                             $79,475  $78,681  $310,575  $314,560
Organic sales adjustments:
 Impact of foreign currency
  fluctuations                             33        0     2,637         0
                                      -------  -------  --------  --------
Organic sales                         $79,508  $78,681  $313,212  $314,560
                                      =======  =======  ========  ========

Organic sales growth                     1.1%     0.6%     (0.4%)     1.8%


                               TECHNE CORPORATION
                   RECONCILIATION of GROSS MARGIN PERCENTAGES
                                   (Unaudited)

                                        QUARTER ENDED    FISCAL YEAR ENDED
                                      6/30/13  6/30/12   6/30/13   6/30/12
                                      -------  -------  --------  --------
Gross margin percentage                 74.4%    74.8%     74.4%     75.0%
Identified adjustments:
  Costs recognized upon sale of
   acquired inventory                    1.3%     2.2%      1.4%      2.4%
  Amortization of intangibles            0.9%     1.0%      1.0%      1.0%
                                      -------  -------  --------  --------
Gross margin percentage - adjusted      76.6%    78.0%     76.8%     78.4%
                                      =======  =======  ========  ========


                                 TECHNE CORPORATION
               RECONCILIATION of NET EARNINGS and EARNINGS per SHARE
                      (In thousands, except per share data)
                                (Unaudited)

                                        QUARTER ENDED    FISCAL YEAR ENDED
                                      6/30/13  6/30/12   6/30/13   6/30/12
                                      -------  -------  --------  --------
Net earnings                          $28,411  $27,241  $112,561  $112,331
Identified adjustments:
 Costs recognized upon sale of
  acquired inventory                    1,005    1,703     4,501     7,573
 Amortization of intangibles            1,249    1,273     5,061     5,094
 Acquisition related professional fees    607        0       607         0
 Impairment losses on investments           0        0         0     3,254
 Tax impact of above adjustments         (630)    (785)   (2,596)   (4,668)
 Tax impact of  research and
  development credit                     (206)     (35)   (1,392)     (465)
 Tax impact of foreign source income     (210)     196      (710)    1,058
 Tax impact of reversal of
  valuation allowance                       0        0         0    (3,016)
                                      -------  -------  --------  --------
Net earnings - adjusted               $30,226  $29,593  $118,032  $121,161
                                      =======  =======  ========  ========
Adjusted growth                          2.1%              (2.6%)

Earnings per share - diluted
  - adjusted                          $  0.82  $  0.80  $   3.20  $   3.27





                            TECHNE CORPORATION
                    RECONCILIATION of EFFECTIVE TAX RATE
                                (Unaudited)

                                        QUARTER ENDED    FISCAL YEAR ENDED
                                      6/30/13  6/30/12   6/30/13   6/30/12
                                      -------  -------  --------  --------
Effective tax rate                      30.3%    32.9%     29.9%     30.7%
Identified adjustments:
  Research and development credit        0.5%     0.1%      0.9%      0.3%
  Foreign source income                  0.5%    (0.5%)     0.4%     (0.7%)
  Reversal of valuation allowance        0.0%     0.0%      0.0%      1.9%
                                      -------  -------  --------  --------
Effective tax rate - adjusted           31.3%    32.5%     31.2%     32.2%
                                      =======  =======  ========  ========


                         TECHNE CORPORATION
              RECONCILIATION of INTANGIBLE AMORTIZATION
                            (In thousands)
                              (Unaudited)

                                        QUARTER ENDED    FISCAL YEAR ENDED
                                      6/30/13  6/30/12   6/30/13   6/30/12
                                      -------  -------  --------  --------
Amortization of intangible assets
 included in:
  Cost of goods sold                  $   736  $   755  $  2,992  $  3,018
  Selling, general and
   administrative expenses                513      518     2,069     2,076
                                      -------  -------  --------  --------
Total amortization of
 intangible assets                    $ 1,249  $ 1,273  $  5,061  $  5,094
                                      =======  =======  ========  ========